For Immediate Release

WSI Industries Reports Fiscal 2016 Second Quarter Results

March 28, 2016—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2016 second quarter ending February 28, 2016 of $8,488,000 versus the prior year amount of $11,738,000. Year-to-date sales for the twenty-six weeks ended February 28, 2016 totaled $18,220,000 versus $21,836,000 in the prior year. The Company reported net income of $6,000 for the fiscal 2016 second quarter as compared to the prior year amount of $456,000. The fiscal 2016 second quarter net income was positively influenced by the recognition of a full-year U.S. research and development (R&D) tax credit resulting from the enactment of tax legislation in the calendar fourth quarter of 2015, which increased net earnings $101,000. Year-to-date income for the first two quarters was $138,000 or $.05 per diluted share versus $622,000 or $.21 per diluted share in the prior year.

Benjamin Rashleger, president and chief executive officer, commented: “Our fiscal 2016 second quarter results were influenced by a challenging economic climate. In addition to an expected drop in our energy business due to continuing low oil prices, sales from our largest customer unexpectedly also decreased in the second quarter due to decreases in their end customer demand. WSI remains heavily underutilized from a building and equipment perspective. We purchased and dedicated numerous pieces of equipment to the energy business, and with that overhead now underutilized, this has created a drag on our earnings.”

Rashleger continued: “We are aggressively seeking new opportunities. We have previously communicated that we are increasing our efforts, staffing, and investment in the business development side of our business. This process takes time, and it is important that we commit resources to building a strong pipeline of opportunities to not only fill our underutilized capacity, but to also drive the growth goals of our organization. Over the past year, we have further increased our efforts with the addition of a new Business Development Director, and we are further expanding the department with additions in both staff and capital that are entirely focused on identifying, developing and launching new business. While we understand that the ultimate measurement of success in being awarded with new programs, our level of quoting and business opportunities have never been higher, and we will work to grow it further. During the past quarter we successfully won programs from three new customers, and while the initial orders are small, we are excited about the growth potential of these customers.”

Rashleger concluded: “We believe that at this time, given our current results and our existing and planned initiatives to further our growth strategies, the most appropriate use for our cash would be to support these initiatives. Accordingly, our Board of Directors has determined to suspend our dividend.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s use of cash or future financial performance, the Company’s growth strategy or business development initiatives, acquisition strategy or activity, the ability to retain current programs and obtain additional manufacturing programs. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended August 30, 2015 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Second quarter ended		Twenty-six weeks ended
	February 28, 2016	March 1, 2015	February 28, 2016	March 1, 2015
Net Sales	$8,488	$11,738	$18,220	$21,836
Cost of products sold	7,842	10,054	16,685	19,113
Gross margin	646	1,684	1,535	2,723

Selling and administrative expense	716	913	1,421	1,613
Interest and other income	(3)	(2)	(4)	(3)
Interest and other expense	78	82	161	170
Earnings (loss) from operations before income taxes	(145)	691	(43)	943
Income tax expense (benefit)	(151)	235	(181)	321

Net earnings	$6	$456	$138	$622

Basic earnings per share	$0.00	$0.16	$0.05	$0.21

Diluted earnings per share	$0.00	$0.15	$0.05	$0.21

Weighted average number of common shares	2,920	2,909	2,920	2,907

Weighted average number of dilutive common shares outstanding	2,930	2,958	2,931	2,960

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	February 28, 2016	March 1, 2015
Assets:
Total Current Assets	$13,353	$13,825
Property, Plant, and Equipment, net	12,040	12,668
Intangible Assets	2,377	2,381
Total Assets	$27,770	$28,874

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,652	$5,059
Long-term debt	7,572	8,113
Deferred tax liabilities	1,683	2,079
Shareholders’ equity	13,863	13,623
Total Liabilities and Shareholders’ Equity	$27,770	$28,874

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Twenty-six weeks ended
	February 28, 2016	March 1, 2015
Cash flows from operating activities (1)	$2,792	$1,762
Cash used in investing activities	(74)	(78)
Cash used in financing activities	(1,004)	(1,067)
Net increase in cash and cash equivalents	1,714	617

Cash and cash equivalents at beginning of period	4,150	3,233

Cash and cash equivalents at end of period	$5,864	$3,850

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $790 and $1,274 at February 28, 2016 and March 1, 2015, respectively.